Exhibit 99.5

EXECUTION VERSION

THE VERITAS CAPITAL FUND VII, L.P.
9 West 57th Street
32nd Floor
New York, New York  10019

January 27, 2021

Jaguar ParentCo Inc.
c/o Veritas Capital Fund Management, L.L.C.
9 West 57th Street, 32nd Floor
New York, New York  10019

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (as amended from time to time, the “Agreement”), dated as of the date hereof, by and among Perspecta, Inc., a Nevada corporation (the “Company”), Jaguar ParentCo Inc., a Delaware corporation (“Parent”), and Jaguar Merger Sub Inc., a Nevada corporation (“Merger Sub”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

1.          This letter agreement confirms the commitment, subject to the terms and conditions contained herein, of The Veritas Capital Fund VII, L.P., a Delaware limited partnership (the “Equity Investor”), to provide equity financing of up to $ $2,470,206,148 (the “Commitment”) to Parent on or prior to the Closing to purchase, or cause the purchase of, equity securities of Parent, solely for the purpose of providing a portion of the financing for the transactions contemplated by the Agreement (collectively, the “Transactions”) at the Closing, including the fees and expenses related thereto, on terms and subject to conditions mutually acceptable to Parent and the Equity Investor; provided that the Equity Investor shall not, under any circumstances, be obligated to purchase equity securities of, or make contributions to or otherwise fund, Parent in excess of the Commitment.  The amount of the Commitment may be reduced, on a dollar-for-dollar basis, in the event, and to the extent, that Parent has, as of immediately prior to the Closing, adequate cash amounts to fully finance the Transactions (including fees and expenses related thereto) and does not require all of the equity financing contemplated by the Commitment for such purposes.

2.          The Equity Investor’s obligations under this letter agreement, including its obligation to fund the Commitment, are subject to, and conditioned upon, (a) the execution and delivery by the Company of the Agreement, (b) the satisfaction in full or waiver by Parent and Merger Sub of each of the conditions to Parent’s and Merger Sub’s respective obligations contained in Sections 7.1 and 7.3 of the Agreement to consummate the Transactions (other than those conditions that by their nature at to be satisfied at the Closing, but subject to such conditions being able to be satisfied) and (c) the substantially concurrent consummation of the Transaction pursuant to the terms of the Agreement.

3.          The Equity Investor’s obligation to fund the Commitment may not be assigned, except as permitted in this Section 3.  The Equity Investor may allocate or assign all or a portion of its rights and obligations under this letter agreement, including its obligation to fund the Commitment, to one or more Persons who commit to the Equity Investor to invest in the Transactions (collectively, the “Permitted Equity Investor Assignees”); provided, however, that any such allocation or assignment shall not relieve the Equity Investor, which shall remain responsible to Parent for the full amount of the Commitment (subject to the conditions in this letter agreement), of any of its obligations (including funding obligations) under this letter agreement.

4.          This letter agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other Person other than the parties to this letter agreement (other than as expressly set forth in Sections 7 and 8 below or as set forth in Section 3 above) any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement, except that the Company shall be an express third-party beneficiary of this letter agreement and shall be entitled to a decree or order for specific performance to cause Parent to draw down the full proceeds of the Commitment pursuant to, and to specifically enforce the other provisions of, this letter agreement, in the case of causing Parent to draw down the full proceeds of the Commitment, subject to the terms and conditions herein and in Section 9.9 of the Agreement.  The rights of Parent under this letter agreement may not be assigned without the Equity Investor’s prior written consent.

5.          This letter agreement will be effective upon the Equity Investor’s delivery to Parent of a duly executed copy of this letter agreement and Parent’s executed acceptance of the terms and conditions of this letter agreement.  This letter agreement and the obligation of the Equity Investor to fund the Commitment will terminate on the earliest to occur of (a) the Closing, so long as the Commitment has been fully funded in accordance with the terms hereof, (b) the valid termination of the Agreement pursuant to its terms and (c) the Company or any of its officers, directors, employees, agents or representatives asserting or filing, directly or indirectly, any Action (of any kind or nature, whether in law or in equity) against Parent or any of Parent’s Affiliates with respect to the Agreement or any transaction contemplated thereby, other than (i) the Company’s right, prior to termination of the Agreement, to specific performance in the Agreement against Parent and/or Merger Sub (subject to the terms and limitations in Section 9.9 of the Agreement); (ii) the Company’s right to receive the Parent Termination Fee from Parent if and when required to be paid pursuant to the Agreement; (iii) the Company’s right, prior to the termination of the Agreement, as a third-party beneficiary under this letter agreement (subject to the terms and limitations herein); and (iv) the Company’s right to bring any claim under the Agreement, the Limited Guarantee or the Confidentiality Agreement (in each case, subject to the terms and limitations therein).  Any claim against the Equity Investor under this letter agreement shall be barred if not brought in a court of competent jurisdiction prior to the valid termination of the Agreement.

6.          Parent’s creditors shall not have any right to enforce this letter agreement.

7.          Concurrently with the execution and delivery of the Agreement, the Equity Investor will execute and delivery to the Company a limited guarantee, dated as of the date hereof (the “Limited Guarantee”), related to certain of Parent’s payment obligations under the Agreement.  The Company’s remedies against the Equity Investor under the Limited Guarantee and the Confidentiality Agreement (in each case, subject to the terms therein and in the Agreement) and rights as a third-party beneficiary under this letter agreement (subject to the terms and limitations herein and in the Agreement) shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company against (a) the Equity Investor, (b) any Permitted Equity Investor Assignee, (c) any former, current or future director, officer, employee, agent, general or limited partner, manager, “principal”, member, stockholder or Affiliate of the Equity Investor or any Permitted Equity Investor Assignee or (d) any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the Persons referred to in clause (c) of this sentence (the Persons referred to in clauses (a) through (d) of this sentence, collectively, the “Equity Investor Related Persons”; provided that (i) in no event shall Parent or Merger Sub be considered an Equity Investor Related Person and (ii) solely for purposes of enforcement of the remedies under the Limited Guarantee, the Equity Investor shall not be considered an Equity Investor Related Person), in respect of any liabilities or obligations arising under, or in connection with, the Agreement and the Transactions, including in the event Parent or Merger Sub breaches its obligations under the Agreement.

8.          Under no circumstances shall any Equity Investor Related Person, Parent or Merger Sub be liable for special, incidental, consequential, exemplary or punitive damages under or in connection with the Agreement, this letter agreement or the transactions contemplated or otherwise incidental thereby or hereby; provided, that the foregoing shall in no way limit the Company’s right to specific performance in the Agreement against Parent and/or Merger Sub (subject to the terms and limitations in Section 9.9 of the Agreement) or receive the Parent Termination Fee from Parent if and when required to be paid pursuant to the Agreement, together with any amounts payable pursuant to Section 8.4(g) of the Agreement, or otherwise limit the Company’s rights under the Limited Guarantee.  Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of this letter agreement (including the equity commitment hereunder), covenants, agrees and acknowledges that no Person other than the Equity Investor has any obligation hereunder and that, notwithstanding that the Equity Investor may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any Equity Investor Related Person, as such, whether by the enforcement of any assessment or by any Action or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Equity Investor Related Person, as such, for any obligations of the Equity Investor under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation.

9.          This letter agreement may not be amended except by an instrument in writing signed by each of the parties hereto and the Company.

10.          This letter agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this letter agreement, or the negotiation, execution or performance of this letter agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof; provided, however, that issues involving the consummation and effects of the Merger will be governed by the laws of the State of Nevada to the extent the application of Nevada law is mandatory.  The parties hereto irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, in connection with any dispute that arises in respect of this letter agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined exclusively by such a Delaware state or federal court.  The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in such manner as may be permitted by Law shall be valid and sufficient service thereof.

11.          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.

12.          This letter agreement shall be treated as confidential and is being provided to the Company solely in connection with the Transactions.  This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Agreement and the Limited Guarantee), except with the written consent of the Equity Investor; provided, however, that the Company, Parent, Merger Sub and the Equity Investor may disclose this letter agreement (a) to the extent required by applicable Law, (b) to the other Equity Investor Related Persons, (c) to the financing sources of the Equity Investor Related Persons, (d) to the respective officers, directors, employees, advisors, representatives, and agents of the foregoing (including the Company, Parent, Merger Sub and the Equity Investor) and (e) in connection with any dispute involving any party hereto or the Company regarding this letter agreement or the transactions contemplated by this letter agreement.

13.          Together with the Agreement and the Limited Guarantee, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Equity Investor and Parent, and any other person with respect to the matters contemplated by this letter agreement.

14.          The Equity Investor hereby represents and warrants to the Company and Parent that:  (a) the execution, delivery and performance of this letter agreement by the Equity Investor have been duly authorized by all necessary action under and do not contravene any provision of the Equity Investor’s partnership agreement or similar organizational documents or any other contract to which the Equity Investor is a party or otherwise subject or contravene any applicable Law or contractual restriction binding on the Equity Investor or its assets; (b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by the Equity Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of the Equity Investor enforceable against such Equity Investor in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in an Action at law or in equity); (d) the Equity Investor has, and until the termination of this letter agreement in accordance with the terms hereof, the financial capability and uncalled capital commitments necessary to fulfill its Commitment and all funds necessary for the Equity Investor to fulfill its obligations under the Commitment shall be available to the Equity Investor; and (e) it has all limited partnership power and authority to execute, deliver and perform this letter agreement.

15.          The Equity Investor agrees that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedy that Parent may have under law or in equity, in the event of any breach or threatened breach by the Equity Investor, of any covenant or obligation of such party contained in this letter agreement, Parent shall be entitled to (a) a decree or order of specific performance to enforce the observance and performance of such covenant and (b) an injunction restraining such breach or threatened breach.  In the event that any action is brought in equity to enforce the provisions of this letter agreement, the Equity Investor shall not allege, and the Equity Investor hereby waives the defense or counterclaim, that there is an adequate remedy at law.  The Equity Investor further agrees that neither Parent nor any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 15, and the Equity Investor irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

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Please countersign a copy of this letter agreement and return it to the undersigned to confirm your agreement with the terms set forth in this letter agreement.

Sincerely,

THE VERITAS CAPITAL FUND VII, L.P.

		By:	Veritas Capital Partners VII, L.L.C., as General Partner

		By:	/s/ Ramzi Musallam
			Name:	Ramzi Musallam
			Title:	Authorized Signatory

Accepted and agreed as of the date first above written by:

JAGUAR PARENTCO INC.

By:	/s/ Ramzi Musallam
Name:	Ramzi Musallam
Title:	President